Exhibit 99.1

News Release
Contacts:	Select Water Solutions, Inc. Garrett Williams – VP, Corporate Finance & Investor Relations (713) 296-1010 IR@selectwater.com

Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 WTTR@dennardlascar.com

Select Water Solutions Announces First Quarter 2025 Financial, Operational and Strategic Updates

Generated first quarter 2025 consolidated revenue of $374.4 million, an increase of $25 million or 7% sequentially, as compared to the fourth quarter of 2024

Increased net income by $11.7 million and improved adjusted EBITDA 14% sequentially during the first quarter of 2025 relative to the fourth quarter of 2024

Announced multiple new long-term contracted Water Infrastructure projects in the Permian Basin backed by over 265,000 acres of new acreage and right-of-first refusal dedications, anticipating $100 million – $125 million of incremental capital deployed

Gainesville, TX – May 6, 2025 – Select Water Solutions, Inc. (NYSE: WTTR) (“Select” or the “Company”), a leading provider of sustainable water and chemical solutions, today announced its financial and operating results for the quarter ended March 31, 2025.

John Schmitz, Chairman of the Board, President and CEO, stated, “The first quarter represented a strong start to the year for Select, with net income increasing by $11.7 million and adjusted EBITDA increasing 14% sequentially compared to the fourth quarter of 2024. The first quarter of 2025 also saw strong top-line increases on a consolidated basis, in excess of our guidance, coupled with an increase in our consolidated margins. In addition to our base business performance, in the first quarter we continued our investment in organic infrastructure growth and built on our contracted project backlog with several new long-term contract announcements that add to our dedicated acreage position and provide substantial long-term revenue potential.

"In our Water Infrastructure segment, we increased both our recycling and disposal volumes during the first quarter of 2025, a trend we anticipate will continue as we look ahead to the second quarter. While we did see revenue and gross profit declines for the Water Infrastructure segment in the first quarter, which were consistent with our guidance and expectations, gross margins before D&A for the Water Infrastructure segment remained strong at 54% during the quarter. Additionally, these first quarter revenue declines were driven entirely by our legacy freshwater pipeline assets, with certain key assets in the Northern Delaware Basin having been taken offline in order to convert them into produced water distribution lines tied into our key recycling infrastructure network.

“We continue to add a large portfolio of long-term contracts to the business while also increasing the weighting of our profitability coming from full life-cycle and production-weighted revenues. Since year-end we have executed several new key contracts in the Permian Basin and bolstered our disposal footprint with additional bolt-on acquisitions that complement our industry-leading recycling footprint and operations in the Permian Basin. While macro pressure and potential activity dislocations caused by recent tariff and global trade announcements have been pervasive topics as of late, and may lead to reduced activity levels during the second half of 2025, we are well-positioned with a growing asset base in the Permian Basin, which possesses the best geology and break-even wells in the industry, and a market-leading position in natural gas basins such as the Haynesville and Marcellus/Utica, which we expect to demonstrate resiliency during the remainder of the year.

“In the Northern Delaware Basin in New Mexico, we have quickly developed a leading water infrastructure network with recent awards taking our total footprint in the basin to more than one million acres under dedication or right-of-refusal in this basin alone. These new Northern Delaware contracts expand the footprint of our existing expansive network in Lea County, New Mexico westward into Eddy County, New Mexico, establishing a broad interconnected network across New Mexico traveling through the best geology in the US Lower 48. Pro forma for the completion of our recently awarded projects, we expect to have more than 1.3 million barrels per day of fixed facility recycling throughput capacity in the Northern Delaware Basin alone, now comprising more than 50% of our total fixed facility capacity company-wide. The strategic location of our latest development projects and the tenor and structure of our contracts with industry-leading E&P partners give us confidence that these leading inventory positions provide us with tremendous long-term revenue opportunities for the decade to come.

“Looking at the latest contract awards more specifically, the largest of the new agreements is an 11-year contract supporting the largest single capital project in the history of Select, encompassing water recycling, storage, disposal and pipeline gathering and distribution in the Northern Delaware Basin in Eddy County, New Mexico. This agreement is anticipated to add more than 265,000 additional dedicated and right-of-first-refusal acres supporting a key customer’s growth expansion plans in the basin. Importantly, this project builds off the value of our existing Lea County, New Mexico infrastructure network and will interconnect via approximately 100 miles of incremental large-diameter pipeline buildout. Furthermore, we also capitalized on our existing right-of-first-refusal arrangements with an existing customer, exercising our rights to convert 25,000 additional acres into long-term leasehold dedication supported by additional pipeline buildout to support an existing customer’s upcoming development. Elsewhere in the Permian, we executed an agreement to expand the infrastructure on the Central Basin Platform recycling project we announced last quarter with a large public independent operator. The previously announced greenfield recycling facility in the Central Basin Platform added a 124,000-acre produced water recycling area dedication, and is now being interconnected and networked via 22 miles of parallel produced water gathering and treated produced water distribution pipelines.

“While we do expect that recent tariff and trade actions and the resulting commodity and supply chain dislocations will have some impacts on the oil and gas industry, including potential activity reductions during the second half of the year, near-term we believe the direct impact on Select will be limited and we expect continued growth in our consolidated Adjusted EBITDA in the second quarter to an estimated $68 – $72 million. The sequential growth is expected to come primarily from our Water Infrastructure segment, which should see a sharp increase in the second quarter of 2025 consistent with prior guidance and indications. While the fluctuating macroeconomic outlook weighs on the market overall, we still expect a continued growth trajectory for Water Infrastructure over the second half of the year, though likely tracking towards the lower end of our previously guided range for both revenue and gross profit growth year-over-year during 2025, as we contemplate the potential impacts on near-term industry activity levels from a lower commodity price environment. Importantly, though, with our latest long-term contract awards, we are adding new capital projects that should continue to provide a further level of growth for the segment into 2026 and beyond – a testament to our Water Infrastructure strategy overall and the strength of its future earnings potential.

“Our Water Services and Chemical Technologies segments are off to a good start in 2025, and these segments continue to generate strong free cash flow overall, but we do expect to see operational consolidation decisions as well as macro-related headwinds impact the sequential revenue performance in these segments. However, we expect the combined gross profit of these segments to remain relatively in line with the first quarter of 2025, while also driving better combined cash flow in the second quarter from these two segments to help fund our continued infrastructure capital deployment.

“We remain steadfast in our commitment to grow with our key customers and execute on our growing backlog of infrastructure projects. With the opportunity to enhance the contracted base of our earnings with additional accretive infrastructure projects, we now expect net capital expenditures in 2025 to increase to $225 million to $250 million. Accordingly, we are also adjusting our full-year free cash flow conversion rate to approximately 5-15% of Adjusted EBITDA. With the support of the new sustainability-linked credit facility we executed in the first quarter, cash flow from our existing operations, and increasing exposure to contracted and production-oriented earnings streams, we are well positioned to fund this growth while maintaining a healthy balance sheet in a dynamic market.

“In summary, I am pleased with our financial performance in the first quarter of 2025, and I look forward to further building out our water networks in both the oil and gas, municipal, industrial and agricultural sectors. Activity pressures and market dislocation will undoubtedly exist following recent commodity price volatility and industry reactions to the ongoing trade-related uncertainty, but Select is increasingly resilient and distinctively positioned to continue to advance our leading water infrastructure platform and deliver on our strategic goals and targets” concluded Schmitz.

First Quarter 2025 Consolidated Financial Information

Revenue for the first quarter of 2025 was $374.4 million as compared to $349.0 million in the fourth quarter of 2024 and $366.5 million in the first quarter of 2024. Net income for the first quarter of 2025 was $9.6 million as compared to a net loss of $2.1 million in the fourth quarter of 2024 and net income of $3.9 million in the first quarter of 2024.

For the first quarter of 2025, gross profit was $55.8 million, as compared to $44.2 million in the fourth quarter of 2024 and $52.7 million in the first quarter of 2024. Total gross margin was 14.9% in the first quarter of 2025 as compared to 12.7% in the fourth quarter of 2024 and 14.4% in the first quarter of 2024. Gross profit before D&A was $94.4 million for the first quarter of 2025 as compared to $84.5 million for the fourth quarter of 2024 and $89.6 million for the first quarter of 2024. Gross margin before D&A for the first quarter of 2025 was 25.2% as compared to 24.2% for the fourth quarter of 2024 and 24.4% for the first quarter of 2024.

SG&A during the first quarter of 2025 was $37.4 million as compared to $39.7 million during the fourth quarter of 2024 and $44.0 million during the first quarter of 2024. SG&A during the first quarter of 2025, the fourth quarter of 2024 and the first quarter of 2024 was impacted by non-recurring transaction and rebranding costs of $1.2 million, $1.5 million and $4.9 million, respectively.

Adjusted EBITDA was $64.0 million in the first quarter of 2025 as compared to $56.2 million in the fourth quarter of 2024 and $59.8 million in the first quarter of 2024. Adjusted EBITDA during the first quarter of 2025 was adjusted for $1.2 million of non-recurring transaction costs, $1.1 million of impairments and abandonments, $0.7 million of lease abandonment costs, $0.1 million of non-cash earnings in equity investments, and $0.7 million in other adjustments. Non-cash compensation expense accounted for an additional $3.5 million adjustment during the first quarter of 2025. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Business Segment Information

The Water Infrastructure segment generated revenues of $72.4 million in the first quarter of 2025 as compared to $76.8 million in the fourth quarter of 2024 and $63.5 million in the first quarter of 2024. Gross margin before D&A for Water Infrastructure was 53.7% in the first quarter of 2025 as compared to 54.7% in the fourth quarter of 2024 and 46.9% in the first quarter of 2024.  Water Infrastructure revenues decreased 5.8% sequentially relative to the fourth quarter of 2024, driven by declines in our legacy freshwater pipelines, partially offset by increases in both our recycling and disposal volumes. Looking ahead, the Company anticipates Water Infrastructure revenues to increase by low double-digit percentages during the second quarter of 2025 as we see continued increases in both our recycling and disposal volumes during the quarter. Additionally, during the second quarter of 2025, we anticipate gross margins before D&A remaining consistently above 50%.

The Water Services segment generated revenues of $225.6 million in the first quarter of 2025 as compared to $209.3 million in the fourth quarter of 2024 and $228.3 million in the first quarter of 2024.  Gross margin before D&A for Water Services was 19.5% in the first quarter of 2025 as compared to 16.4% in the fourth quarter of 2024 and 20.5% in the first quarter of 2024. The Water Services segment revenues increased 7.8% sequentially, driven by improved activity levels coming out of a seasonal fourth quarter and strong gains in our water transfer business unit. For the second quarter of 2025, the Company expects revenues to decrease by 5-10%, as we see decreased traditional freshwater sourcing sales and trucking revenues resulting from ongoing operational consolidation decisions and the potential impact of variable activity levels. The Company expects gross margins before D&A in the 20% - 22% range during the second quarter of 2025.

The Chemical Technologies segment generated revenues of $76.3 million in the first quarter of 2025 as compared to $62.9 million in the fourth quarter of 2024 and $74.7 million in the first quarter of 2024.  Gross margin before D&A for Chemical Technologies was 15.2% in the first quarter of 2025 as compared to 12.9% in the fourth quarter of 2024 and 17.4% in the first quarter of 2024. For the second quarter of 2025, the Company anticipates revenue to decrease mid single-digit percentages and gross margin before D&A to remain relatively steady in the 14% – 16% range, as potential variable activity levels modestly impact the business.

Cash Flow and Capital Expenditures

Cash flow used in operations for the first quarter of 2025 was $5.1 million as compared to cash flow provided by operations of $67.8 million in the fourth quarter of 2024 and $32.1 million in the first quarter of 2024. Cash flow used in operations during the first quarter of 2025 were impacted by a $61.8 million increase in net working capital, including $57.1 million of increased accounts receivable balances.

Net capital expenditures for the first quarter of 2025 were $46.5 million, comprised of $48.4 million of capital expenditures partially offset by $1.9 million of cash proceeds from asset sales. Free cash flow in the first quarter of 2025 and the fourth quarter of 2024 was ($51.5) million and $16.2 million, respectively.

Cash flow used in investing activities in the first quarter of 2025 included $72.1 million related to the Company’s recently announced investment in AV Farms, LP. In addition, $14.0 million was invested in asset acquisitions associated with disposal, pipeline and recycling operations to support ongoing Water Infrastructure development projects.

Cash flows from financing activities during the first quarter of 2025 included $145.5 million of net inflows, primarily reflecting $250.0 million of proceeds from the term loan component of the Company’s new sustainability-linked credit facility. These proceeds were partially offset by $92.4 million of repayments under the prior sustainability-linked credit facility and financing fees, as well as $8.6 million of quarterly dividends and distributions paid, and $6.3 million of share repurchases related to the vesting of restricted stock awards.

Balance Sheet and Capital Structure

On January 24, 2025 (the “Closing Date”) Select entered into a new 5-year sustainability-linked credit facility, which initially provides for $300 million of revolving commitments and $250 million of term loan commitments. Subject to obtaining commitments from existing or new lenders, Select has the option to increase the maximum amount under the sustainability-linked senior secured credit facility by $150.0 million for additional revolving commitments and $50.0 million for additional term commitments, in each case, during the first four years following the Closing Date. In connection with the entry into the new sustainability-linked credit facility, all outstanding obligations of Select under its prior sustainability-linked credit facility were repaid in full and the previous credit facility was terminated on the Closing Date.

Total cash and cash equivalents were $27.9 million as of March 31, 2025, as compared to $12.8 million as of March 31, 2024. As of March 31, 2025, the Company had $250.0 million of borrowings outstanding under the term loan component of its sustainability-linked credit facility, with no amounts drawn on the revolving credit facility. The Company’s prior sustainability-linked credit facility did not include a term loan component, and borrowings outstanding under its prior revolving credit facility totaled $85.0 million and $75.0 million as of December 31, 2024 and March 31, 2024, respectively.

 As of March 31, 2025, the borrowing base under the Company’s sustainability-linked credit facility was $252.2 million, compared to $247.9 million under the prior facility as of March 31, 2024. Available borrowing capacity under the current sustainability-linked credit facility was approximately $232.3 million as of March 31, 2025, after giving effect to outstanding borrowings and letters of credit totaling $19.9 million. As of March 31, 2024, available borrowing capacity under the prior facility was approximately $155.8 million, after accounting for outstanding borrowings and letters of credit totaling $92.1 million.

Total liquidity was $260.2 million as of March 31, 2025, as compared to $168.6 million as of March 31, 2024. The Company had 100,790,931 weighted average shares of Class A common stock and 16,221,101 weighted average shares of Class B common stock outstanding during the first quarter of 2025.

Water Infrastructure Business Development and Acquisition Updates

Since the start of the first quarter of 2025, Select has executed multiple new long-term contracts for additional full life-cycle produced water gathering, recycling and distribution infrastructure projects in the Permian Basin. Additionally, Select has executed the acquisitions of two disposal wells to support infrastructure projects and additional future development. The combined capital expenditures associated with these new projects and acquisitions is expected to be $100 million - $125 million, with each project anticipated to be online by the year-end 2025.

Northern Delaware Basin Produced Water Recycling Project Expansion

Since the first quarter of 2025, Select signed an 11-year agreement for the construction and expansion of recycling and pipeline infrastructure for a large operator in the Northern Delaware Basin, extending Select’s existing Lea County, New Mexico gathering, recycling and distribution infrastructure into Eddy County, New Mexico.  To support the agreement, Select plans to construct two new recycling facilities, adding up to 240,000 barrels per day of throughput capacity and up to 6.25 million barrels of storage capacity. The new facilities are expected to be connected and networked to Select’s existing Northern Delaware assets through approximately 100 total miles of large diameter treated produced water distribution and produced water gathering pipelines. Additionally, Select shall commit up to 100,000 barrels per day of disposal capacity to the system by the first quarter of 2027. This agreement is supported by an additional 116,000 acre dedication for the gathering, recycling and disposal of produced water and the delivery of treated produced water, in addition to 149,000 acres under an additional right-of-first-refusal agreement. We expect a portion of the pipelines and recycling facilities to be operational by the end of the fourth quarter of 2025, with full construction and operational run-rate on the project being achieved in early 2026.

Northern Delaware Basin Infrastructure Expansion and Right-of-First Refusal Execution

Since the start of the first quarter of 2025, Select has signed two additional 11-year contracts, exercising existing right-of-first-refusal options for one of the agreements, to support the operational expansion for a large existing customer in the Northern Delaware basin. As part of the agreements, Select will construct 14 miles total of large-diameter treated produced water distribution and produced water gathering pipelines. Additionally, Select will acquire 1 million barrels of existing treated produced water storage from the customer with plans to connect via pipeline to our existing infrastructure network in the Northern Delaware Basin. These agreements are supported by more than 25,000 additional dedicated acres and the pipelines are expected to be operational in the fourth quarter of 2025.

Midland Basin Disposal Acquisitions

In the first quarter of 2025, Select acquired two active disposal wells in the Midland Basin, adding 35,000 barrels per day of additional disposal capacity, to help support our growing infrastructure development activities in the Permian Basin.

Central Basin Platform Produced Water Pipeline Connection

During the first quarter of 2025, Select signed a 7-year agreement to facilitate the transportation of produced water and treated produced water to accommodate a large public independent operator in the Central Basin Platform area of the Permian Basin. To support the agreement, Select will construct in parallel 11 miles of produced water gathering and 11 miles of treated produced water distribution pipelines to connect the operator’s acreage to Select’s Central Basin Platform recycling facility. Previously announced in February 2025, the Central Basin Platform recycling facility includes 120,000 barrels per day of recycling capacity and 1.5 million barrels of storage capacity. This new agreement is supported by an approximately 124,000 acre produced water recycling area dedication. The combined project is expected to be operational by the end of the third quarter of 2025.

Colorado Water Rights Investment

During the first quarter of 2025, Select entered into a new partnership, AV Farms, LP, which was formed to consolidate one of the largest water resource holding and storage portfolios in Colorado, focused on the Arkansas River Valley region in central Colorado. In addition to the previously announced $62 million initial investment, Select invested an incremental $10 million late in the first quarter of 2025 to bolt-on additional senior water rights to the previously announced water rights portfolio, enhancing this asset base and the volume that can be delivered to the nearby farmers, companies, and communities. Select’s ownership position in the partnership ratably increased to 39% due to the incremental investment. This incremental $10 million investment represents the initial outlay of its previously announced $84 million of future capital commitments to support the partnership’s long-term development plans.

First Quarter Earnings Conference Call
In conjunction with today’s release, Select has scheduled a conference call on Wednesday, May 7, 2025, at 11:00 a.m. Eastern time / 10:00 a.m. Central time.  Please dial 201-389-0872 and ask for the Select Water Solutions call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectwater.com/events-presentations/current.  A telephonic replay of the conference call will be available through May 21, 2025, and may be accessed by calling 201-612-7415 using passcode 13752539#.  A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Water Solutions, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company’s critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the Company’s continued success.  For more information, please visit Select’s website, https://www.selectwater.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “could,” “believe,” “anticipate,” “expect,” “intend,” “project,” “will,” “estimates,” “preliminary,” “forecast” and other similar expressions. Examples of forward-looking statements include, but are not limited to, the expectations of plans, business strategies, objectives and growth, projected financial results and future financial and operational performance, expected capital expenditures, our share repurchase program and future dividends. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses’ operations, including employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war and related economic sanctions; the conflict in the Israel-Gaza region and related hostilities in the Middle East, including heightened tensions with Iran; the ability to source certain raw materials and other critical components or manufactured products globally on a timely basis from economically advantaged sources, including any delays and/or supply chain disruptions due to increased hostilities in the Middle East; actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations, which may be exacerbated by the recent Middle East conflicts; the severity and duration of world health events, and any resulting impact on commodity prices and supply and demand considerations; the impact of central bank policy actions, such as sustained, elevated  interest rates in response to, among other things, high rates of inflation, and disruptions in the bank and capital markets; the degree to which consolidation among our customers may affect spending on U.S. drilling and completions activity; changing U.S. and foreign trade policies, including increased trade restrictions or tariffs, the impact of changes in diplomatic and trade relations, and the results of countermeasures and any tariff mitigation initiatives; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters; the impact of regulatory and related policy actions by federal, state and/or local governments, such as the Inflation Reduction Act of 2022,  that may negatively impact the future production of oil and gas in the U.S., thereby reducing demand for our services; the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis; changes in global political or economic conditions, generally, and in the markets we serve, including the rate of inflation and potential economic recession; and other factors discussed or referenced in the “Risk Factors” section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three months ended,
	Mar 31, 2025	Dec 31, 2024	Mar 31, 2024
Revenue
Water Infrastructure	$72,391	$76,811	$63,508
Water Services	225,648	209,323	228,307
Chemical Technologies	76,345	62,913	74,733
Total revenue	374,384	349,047	366,548
Costs of revenue
Water Infrastructure	33,493	34,797	33,692
Water Services	181,718	174,995	181,532
Chemical Technologies	64,728	54,771	61,755
Depreciation, amortization and accretion	38,675	40,300	36,892
Total costs of revenue	318,614	304,863	313,871
Gross profit	55,770	44,184	52,677
Operating expenses
Selling, general and administrative	37,432	39,749	43,980
Depreciation and amortization	925	737	1,258
Impairments and abandonments	1,148	1,146	45
Lease abandonment costs	724	(53)	389
Total operating expenses	40,229	41,579	45,672
Income from operations	15,541	2,605	7,005
Other income (expense)
Gain on sales of property and equipment and divestitures, net	1,365	924	325
Interest expense, net	(4,876)	(1,761)	(1,272)
Tax receivable agreements expense	—	(836)	—
Other	329	(255)	(282)
Income before income tax expense and equity in earnings (losses) of unconsolidated entities	12,359	677	5,776
Income tax expense	(2,894)	(2,305)	(1,452)
Equity in earnings (losses) of unconsolidated entities	95	(506)	(449)
Net income (loss)	9,560	(2,134)	3,875
Less: net (income) loss attributable to noncontrolling interests	(1,321)	494	(250)
Net income (loss) attributable to Select Water Solutions, Inc.	$8,239	$(1,640)	$3,625

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.08	$(0.02)	$0.04
Class B—Basic	$—	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.08	$(0.02)	$0.04
Class B—Diluted	$—	$—	$—

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Current assets
Cash and cash equivalents	$27,892	$19,978	$12,753
Accounts receivable trade, net of allowance for credit losses	338,129	281,569	323,113
Accounts receivable, related parties	194	150	330
Inventories	40,795	38,447	37,636
Prepaid expenses and other current assets	50,840	45,354	37,886
Total current assets	457,850	385,498	411,718
Property and equipment	1,471,791	1,405,486	1,242,133
Accumulated depreciation	(704,300)	(679,832)	(650,952)
Total property and equipment, net	767,491	725,654	591,181
Right-of-use assets, net	33,511	36,851	42,931
Goodwill	18,215	18,215	31,202
Other intangible assets, net	119,337	123,715	127,649
Deferred tax assets, net	43,851	46,339	60,489
Investments in unconsolidated entities	83,501	11,347	11,298
Other long-term assets	21,455	18,663	14,839
Total assets	$1,545,211	$1,366,282	$1,291,307
Liabilities and Equity
Current liabilities
Accounts payable	$44,996	$39,189	$54,389
Accrued accounts payable	111,144	76,196	62,833
Accounts payable and accrued expenses, related parties	5,904	4,378	4,227
Accrued salaries and benefits	15,345	29,937	17,692
Accrued insurance	21,698	24,685	17,227
Sales tax payable	2,139	2,110	2,973
Current portion of tax receivable agreements liabilities	17	93	469
Accrued expenses and other current liabilities	32,338	40,137	35,800
Current operating lease liabilities	15,814	16,439	16,241
Current portion of finance lease obligations	490	211	196
Total current liabilities	249,885	233,375	212,047
Long-term tax receivable agreements liabilities	38,409	38,409	37,718
Long-term operating lease liabilities	27,952	31,092	39,667
Long-term debt, net of deferred debt issuance costs	245,888	85,000	75,000
Other long-term liabilities	66,128	62,872	38,554
Total liabilities	628,262	450,748	402,986
Commitments and contingencies
Class A common stock, $0.01 par value	1,039	1,031	1,027
Class B common stock, $0.01 par value	162	162	162
Additional paid-in capital	989,785	998,474	1,001,967
Accumulated deficit	(197,908)	(206,147)	(233,166)
Total stockholders’ equity	793,078	793,520	769,990
Noncontrolling interests	123,871	122,014	118,331
Total equity	916,949	915,534	888,321
Total liabilities and equity	$1,545,211	$1,366,282	$1,291,307

SELECT WATER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
Cash flows from operating activities
Net income (loss)	$9,560	$(2,134)	$3,875
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation, amortization and accretion	39,600	41,037	38,150
Deferred tax expense	2,486	1,929	1,129
Tax receivable agreements expense	—	836	—
Gain on disposal of property and equipment and divestitures	(1,365)	(924)	(325)
Equity in (earnings) losses of unconsolidated entities	(95)	506	449
Credit loss expense	514	(797)	596
Amortization and write off of debt issuance costs	998	123	122
Inventory adjustments	(40)	(110)	(33)
Equity-based compensation	3,481	7,999	6,359
Impairments and abandonments	1,148	1,146	45
Other operating items, net	487	167	312
Changes in operating assets and liabilities
Accounts receivable	(57,117)	17,872	128
Prepaid expenses and other assets	(8,666)	1,904	(2,180)
Accounts payable and accrued liabilities	3,948	(1,787)	(16,498)
Net cash (used in) provided by operating activities	(5,061)	67,767	32,129
Cash flows from investing activities
Purchase of property and equipment	(48,427)	(55,073)	(33,763)
Purchase of equity-method investments	(72,059)	—	—
Acquisitions, net of cash received	(13,980)	(2,841)	(108,311)
Proceeds received from sales of property and equipment	1,944	3,534	5,166
Net cash used in investing activities	(132,522)	(54,380)	(136,908)
Cash flows from financing activities
Borrowings from revolving line of credit	40,000	15,000	90,000
Payments on revolving line of credit	(125,000)	(10,000)	(15,000)
Borrowings from long-term debt	250,000	—	—
Payments of finance lease obligations	(89)	(68)	(66)
Payments of debt issuance costs	(7,352)	—	—
Dividends and distributions paid	(8,567)	(8,212)	(7,487)
Proceeds from share issuance	—	50	—
Contributions from noncontrolling interests	2,875	—	—
Repurchase of common stock	(6,291)	(589)	(6,996)
Payments under tax receivable agreement	(77)	(521)	—
Net cash provided by (used in) financing activities	145,499	(4,340)	60,451
Effect of exchange rate changes on cash	(2)	(7)	(2)
Net increase (decrease) in cash and cash equivalents	7,914	9,040	(44,330)
Cash and cash equivalents, beginning of period	19,978	10,938	57,083
Cash and cash equivalents, end of period	$27,892	$19,978	$12,753

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation, amortization and accretion (“D&A”), gross margin before D&A and free cash flow are not financial measures presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation, amortization and accretion. We define Adjusted EBITDA as EBITDA plus any impairment and abandonment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains), plus/(minus) losses/(gains) on unconsolidated entities and plus tax receivable agreements expense. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. We define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, plus proceeds received from sale of property and equipment. EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation,  amortization and accretion) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit and gross margin are the GAAP measures most directly comparable to gross profit before D&A and gross margin before D&A, respectively. Net cash provided by (used in) operating activities is the GAAP measure most directly comparable to free cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A or free cash flow in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA, gross profit before D&A, gross margin before D&A and free cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For forward-looking non-GAAP measures, the Company is unable to provide a reconciliation of the forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measure as the information necessary for a quantitative reconciliation, including potential acquisition-related transaction and rebranding costs as well as the purchase price accounting allocation of the recent acquisitions and the resulting impacts to depreciation, amortization and accretion expense, among other items is not available to the Company without unreasonable efforts due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy at this time.

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(unaudited) (in thousands)
Net cash (used in) provided by operating activities	$(5,061)	$67,767	$32,129
Purchase of property and equipment	(48,427)	(55,073)	(33,763)
Proceeds received from sale of property and equipment	1,944	3,534	5,166
Free cash flow	$(51,544)	$16,228	$3,532

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	March 31, 2025	December 31, 2024	March 31, 2024
	(unaudited) (in thousands)
Net income (loss)	$9,560	$(2,134)	$3,875
Interest expense, net	4,876	1,761	1,272
Income tax expense	2,894	2,305	1,452
Depreciation, amortization and accretion	39,600	41,037	38,150
EBITDA	56,930	42,969	44,749
Tax receivable agreements expense	—	836	—
Impairments and abandonments	1,148	1,146	45
Non-cash loss on sale of assets or subsidiaries	173	61	1,748
Non-recurring severance expenses	—	—	648
Non-cash compensation expenses	3,481	7,999	6,359
Transaction and rebranding costs	1,183	1,533	4,929
Lease abandonment costs	724	(53)	389
Other non-recurring charges	487	1,243	442
Equity in (earnings) losses of unconsolidated entities	(95)	506	449
Adjusted EBITDA	$64,031	$56,240	$59,758

The following table presents a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	March 31, 2025	December 31, 2024	March 31, 2024
	(unaudited) (in thousands)
Gross profit by segment
Water Infrastructure	$19,101	$23,009	$15,915
Water Services	26,765	14,831	25,661
Chemical technologies	9,904	6,344	11,101
As reported gross profit	55,770	44,184	52,677

Plus D&A
Water Infrastructure	19,797	19.005	13,901
Water Services	17,165	19,497	21,114
Chemical technologies	1,713	1,798	1,877
Total D&A	38,675	40,300	36,892

Gross profit before D&A	$94,445	$84,484	$89,569

Gross profit before D&A by segment
Water Infrastructure	38,898	42,014	29,816
Water Services	43,930	34,328	46,775
Chemical technologies	11,617	8,142	12,978
Total gross profit before D&A	$94,445	$84,484	$89,569

Gross margin before D&A by segment
Water Infrastructure	53.7%	54.7%	46.9%
Water Services	19.5%	16.4%	20.5%
Chemical technologies	15.2%	12.9%	17.4%
Total gross margin before D&A	25.2%	24.2%	24.4%